Kramer, Levin, Naftalis & Frankel
                                919 THIRD AVENUE
                           NEW YORK, N.Y. 10022 - 3852
                                (212) 715 - 7550


Arthur H. Aufses III          Monica C. Lord                   Sherwin Kamin
Thomas D. Balliett            Richard Marlin                 Arthur B. Kramer
Jay G. Baris                  Thomas E. Molner               Maurice N. Nessen
Philip Bentley                Thomas H. Moreland             Founding Partners
Saul E. Burian                Ellen R. Nadler                     Counsel
Barry Michael Cass            Gary P. Naftalis                     _____
Thomas E. Constance           Michael J. Nassau
Michael J. Dell               Michael S. Nelson                Martin Balsam
Kenneth H. Eckstein           Jay A. Neveloff                Joshua M. Berman
Charlotte M. Fischman         Michael S. Oberman              Jules Buchwald
David S. Frankel              Paul S. Pearlman               Rudolph de Winter
Marvin E. Frankel             Susan J.  Penry-Williams        Meyer Eisenberg
Alan R. Friedman              Bruce Rabb                      Arthur D. Emil
Carl Frischling               Allan E. Reznick                Maria T. Jones
Mark J. Headley               Scott S. Rosenblum              Maxwell M. Rabb
Robert M. Heller              Michele D. Ross                 James Schreiber
Philip S. Kaufman             Howard J. Rothman                   Counsel
Peter S. Kolevzon             Max J. Schwartz                      _____
Kenneth P. Kopelman           Mark B. Segall
Michael Paul Korotkin         Judith Singer                M. Frances Buchinsky
Shari K. Krouner              Howard A. Sobel                Abbe L. Dienstag
Kevin B. Leblang              Jeffrey S. Trachtman          Ronald S. Greenberg
David P. Levin                Jonathan M. Wagner             Debora K. Grobman
Ezra G. Levin                 Harold P. Weinberger         Christian S. Herzeca
Larry M. Loeb                 E. Lisk Wyckoff, Jr.               Jane Lee
                                                             Pinchas Mendelson
                                                             Lynn R. Saidenberg
                                                               Special Counsel
                                                                   -----

                                                                    FAX
                                                              (212) 715-8000
                                                                    ---
                                                         WRITER'S DIRECT NUMBER
                                                              (212)715-7550
                                                              -------------



                              June 25, 1997

Tyco International Ltd.
One Tyco Park
Exeter, New Hampshire  03223-1108

          Re:  Registration Statement on Form S-4
               Registration No. 333-24363
               --------------------------

Gentlemen:

          We have acted as counsel to Tyco International Ltd., a Massachusetts corporation ("Tyco"), in connection with the planned merger (the "Merger") of Limited Apache, Inc. ("Merger Sub"), a Massachusetts corporation and a wholly-owned subsidiary of ADT Limited, a Bermuda corporation ("ADT"), with and into Tyco on the terms set forth in the Agreement and Plan of Merger dated as of March 17, 1997 among Tyco, Merger Sub, and ADT (the "Merger Agreement").

         For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the definitive Joint Proxy Statement/Prospectus included in Registration Statement No. 333-24363, as amended, filed by ADT and Tyco with the Securities and Exchange Commission (the "Joint Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by Tyco (the "Certified Representations") and certain statements and representations contained in the Merger Agreement and the Joint Proxy Statement/Prospectus, which we have neither investigated nor verified. We have assumed that such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made in the Certified Representations "to the best knowledge of" any persons will be true, correct, and complete as if made without such qualification.

          In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement/ Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the Merger will qualify as a merger under the applicable laws of Massachusetts; and
(iii) the Merger Agreement and all other documents and instruments referred to therein or in the Joint Proxy Statement/Prospectus are valid and binding in accordance with their terms.

          Any inaccuracy in, or breach of, any of the aforementioned agreements, documents, or assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by Tyco, ADT, or Merger Sub as to the federal income tax consequences of any aspect of the Merger.

          Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that:

          (1) Upon the exchange of Tyco Common Shares for Combined Company Shares pursuant to the Merger, each Tyco shareholder that is a United States Holder will recognize gain in an amount equal to the excess, if any, of (x) the fair market value of the Combined Company Common Shares received over (y) the Tyco shareholder's adjusted tax basis in the Tyco Common Shares exchanged therefor.

          (2) Such gain will be capital gain if the Tyco shareholder holds the Tyco Common Shares as a capital asset, and will be long-term gain if the Tyco shareholder's holding period for the Tyco Common Shares is more than one year.

          (3) A Tyco shareholder that realizes a loss upon the exchange will not recognize such loss for federal income tax purposes.

          (4) A Tyco shareholder that recognizes gain for U.S. federal income tax purposes upon the exchange will have a tax basis in the Combined Company Common Shares received in an amount equal to the sum of (x) the Tyco shareholder's adjusted tax basis in the Tyco Common Shares exchanged therefor plus (y) the amount of gain recognized upon the exchange, which sum will equal the fair market value at the time of the Merger of the Combined Company Common Shares received. Such shareholders's holding period for the Combined Company Common Shares will include the holding period of the Tyco Common Shares exchanged therefor.

          (5) A Tyco shareholder that realizes but is unable to recognize a loss for U.S. federal income tax purposes will have a tax basis in the Combined Company Common Shares received equal to the shareholder's basis in the Tyco Common Shares exchanged therefor, and the shareholder's holding period for the Combined Company Common Shares will include the holding period of the Tyco Common Shares exchanged therefor.

          The tax consequences described above may not be applicable to Tyco shareholders subject to special treatment under certain federal income tax laws, such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, non-United States persons, and shareholders who acquired Tyco Common Shares pursuant to the exercise of Tyco options or similar derivative securities or otherwise as compensation.

          No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time (as defined in the Merger Agreement) in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

          We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Registration Statement and the Joint Proxy Statement/Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                              Very truly yours,

                              /s/ KRAMER, LEVIN, NAFTALIS & FRANKEL
                              -------------------------------------